M3Sixty Funds Trust POS EX

Exhibit 99.7(b)

Amendment No. 1 to the Distribution Agreement

This Amendment No. 1 (this “Amendment”) to the Distribution Agreement is entered into by and between M3Sixty Funds Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), and is effective as of January 31, 2018.

WHEREAS, the Trust and ALPS entered into a Distribution Agreement, dated September 23, 2016, as amended from time to time (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to reflect the addition of one Portfolio to be offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.       Appendix A List of Portfolios is hereby deleted in its entirety and replaced with a new Appendix A List of Portfolios attached hereto.

2.       Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

M3SIXTY FUNDS TRUST	ALPS DISTRIBUTORS, INC.

By:	By:
Name: Randall Linscott	Name: Steven B. Price
Title: President	Title: SVP & Director of Distribution Services

APPENDIX A

LIST OF PORTFOLIOS

Cognios Large Cap Value Fund

Cognios Large Cap Growth Fund

Cognios Market Neutral Large Cap Fund